Exhibit 8.2


                        BENNETT TUELLER JOHNSON & DEERE

                           A PROFESSIONAL CORPORATION
                    3965 SOUTH WASATCH BOULEVARD, SUITE 300
                        SALT LAKE CITY, Utah 84109-3965
                      (801) 272-5600 * FAX (801) 278-1541
                               attorneys@btjd.com




                                 March 31, 2003

VIA REGULAR MAIL AND
FACSMILE (435) 645-2010

E.G. Perry
Park City Group
P.O. Box 5000
333 Main Street
Suite 300
Park City, Utah 84060

Re: Peter Wellman

Dear Ms. Perry:

We understand that Peter Wellman is entitle to receive two type of consideration from Park City Group, Inc.: (i) consideration relating directly to this employment ($90,000 per year increasing to $100,000 per year), and (ii) additional consideration equal to "10% on any funds raised and invested in Park City Group, Inc. "We understand that Mr. Wellman is not longer employed by Park City Group, Inc. and there is no consideration payable to him under clause (ii).

We believe that Peter Wellman can be issued Form S-8 registrable securities for the consideration payable under clause (i). Although per the instructions to Form S-8, a Form S-8may not cover shares issued to employees and consultants for services "in connection with the offer and sale of securities in a capital raising transaction," the shares in question here will be issued for bona fide employment services that do not relate to capital raising.

Please call if you would like to discuss this matter in greater detail.

                                   Sincerely,


                                   /s/ Kenneth C. Margets

                                   Kenneth C. Margets


cc: Peter Wellman